Exhibit 99.1
TiC Solutions Reports Results for the Third Quarter 2026
- Delivered record third quarter revenue of $639.6 million, up 35%, or up 12.5% on a combined basis -
- Reported net loss of $11.1 million and Adjusted EBITDA of $107.2 million -
- Achieved record combined Consulting & Engineering and Geospatial backlog of $1.29 billion, up 23% YoY -
- Increases full-year 2026 revenue outlook -
HOUSTON, Texas, November 5, 2026 -- (BUSINESS WIRE) -- TIC Solutions, Inc. (NYSE: TIC) (“TiC Solutions” or the “Company”), a leading provider of tech-enabled asset integrity, engineering, and geospatial services, today reported its financial results for the three and nine months ended September 30, 2026.

The Company’s third quarter 2026 results include the financial performance of NV5 Global, Inc. (“NV5”) for the period following our acquisition of NV5 on August 4, 2025 (the “NV5 Acquisition”). All periods prior to August 4, 2025 reflect legacy Acuren results only and therefore exclude any contribution from NV5 which materially affected year-over-year comparability of our financial results for the periods presented.

Ben Heraud, CEO of TiC Solutions, stated: “We delivered a record third quarter. On a combined basis, revenue grew 12.5%, including organic growth of 8.4%, Adjusted EBITDA grew 19%, and Adjusted EBITDA margin expanded approximately 90 basis points to 16.8%. Revenue increased across all 3 segments. These results reflect progress on our priorities: winning in essential, high-demand end markets and geographies, expanding our role across the asset lifecycle and client relationships, and improving profitability as we scale.

“Investment in aging infrastructure, energy, data centers, and digitization continues to support demand for our services. Cross-selling is contributing to organic growth as our teams combine inspection, engineering, and geospatial capabilities to support clients across the asset lifecycle. Our recent acquisitions add complementary capabilities and client relationships, while record backlog provides visibility heading into 2027. We are increasing our full-year revenue outlook and narrowing our Adjusted EBITDA guidance range, while remaining focused on converting demand into profitable growth and stronger cash flow.”
Third Quarter 2026 Highlights

•Third quarter 2026 revenue was $639.6 million, compared to third quarter 2025 revenue of $473.9 million, representing an increase of 35%, primarily reflecting the inclusion of NV5 results.
•On a combined basis, revenue increased 12.5% year-over-year in the quarter, including 8.4% organic growth.
•Third quarter 2026 net loss of $11.1 million compared to third quarter 2025 net loss of $13.9 million.

•Third quarter 2026 diluted loss per share was $(0.05). Adjusted diluted EPS was $0.18.

•Third quarter 2026 Adjusted EBITDA of $107.2 million, compared to third quarter 2025 Adjusted EBITDA of $77.3 million, an increase of 39% year-over-year, primarily reflecting the inclusion of NV5 results.

•As of September 30, 2026, the Company had total liquidity of $293.3 million, including cash and cash equivalents of $197.9 million plus undrawn capacity on the Company’s $125.0 million revolving credit facility. Total term loan debt was $1.6 billion, net of unamortized debt issuance costs at quarter end.

Robert A.E. Franklin, Executive Chairman of TiC Solutions, commented: “This quarter’s results reinforce the strategic rationale of bringing Acuren and NV5 together. Our recent acquisitions add complementary capabilities and client relationships that broaden our growth opportunities in strategic end markets, service lines, and geographies.

“Our priority is to translate that growth into sustained earnings, stronger cash generation, and long-term shareholder value. We will remain disciplined in allocating capital to organic investment and acquisitions while strengthening our balance sheet. We aim to sustain this momentum while improving cash conversion and reducing net leverage as we pursue our 3 / 18 / 85 financial objectives for 2029.”
Fiscal Year 2026 Financial Outlook

TiC Solutions is updating its full-year 2026 guidance to:
•Revenue of $2,240 to $2,270 million
•Adjusted EBITDA of $342 to $350 million

Conference Call and Webcast

TiC Solutions will hold a webcast/dial-in conference call to discuss its financial results at 8:30 a.m. (Eastern Time) on Thursday, November 5, 2026. Participants on the call will include Ben Heraud, Chief Executive Officer, Kristin Schultes, Chief Financial Officer, and Robert A.E. Franklin, Executive Chairman.

To listen to the call by telephone, please dial 800-343-4136 or 203-518-9843 and reference conference ID "TIC". You may also attend and view the presentation (live or by replay) via webcast by accessing the following URL:

https://viavid.webcasts.com/starthere.jsp?ei=1779631&tp_key=a4b1b67f83

A replay of the call will be available shortly after the completion of the live call and webcast via the webcast link above.

About TiC Solutions

TiC Solutions is a leading provider of tech-enabled asset integrity, engineering, and geospatial services. The Company delivers mission-critical services across the full lifecycle of industrial assets, buildings, and public infrastructure, from planning and construction through operations and ongoing maintenance. Operating across North America and select international markets, TiC Solutions serves a diversified client base across its principal end markets: oil and gas, industrials, buildings, power and utilities, infrastructure, natural resources, and aerospace and defense. The Company serves federal, state, and municipal customers across public-sector applications and has exposure to data centers and other high-growth industries.

TiC Solutions operates through three reportable segments: Inspection & Mitigation; Consulting & Engineering; and Geospatial, providing asset integrity services, engineering and advisory solutions, and data-driven asset intelligence capabilities. The Company's services are frequently non-discretionary, compliance-driven, and typically recurring in nature, delivered by more than 12,000 professionals across over 250 locations.

For more information, please visit www.ticsolutions.com.

Forward-Looking Statements

Certain statements in this press release, and on our conference call, are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements in this press release include statements regarding the Company’s expectations and beliefs regarding (i) its guidance for revenue and Adjusted EBITDA for the full year 2026, and the assumptions underlying such guidance, (ii) the integration of the NV5 business and other acquired businesses and the anticipated benefits and cost synergies of the combined platform, including realized savings, cross-selling opportunities and momentum, (iii) its ability to improve profitability, drive operating efficiencies, expand margins, generate stronger cash flow, and deleverage over time, (iv) its strategic priorities, including its 2029 objectives for revenue, Adjusted EBITDA margin and free cash flow conversion, (v) its ability to deliver sustainable value creation for its shareholders and gain market share, (vi) its capital allocation strategy, including with respect to acquisitions and stock repurchases, (vii) customer demand and end-market conditions, including investment in infrastructure, energy, data centers, and digitization, (viii) backlog and its conversion into revenue, (ix) net cash interest expense, cash taxes, and capital expenditures for the full year 2026, (x) 2027 performance, including with respect to revenue growth and Adjusted EBITDA growth, and (xi) the growth and performance of its three reportable segments, including the key growth drivers and commercial indicators for Inspection & Mitigation, Consulting & Engineering, and Geospatial. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.

These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, (i) economic conditions affecting the industries the Company serves, including the construction industry and the energy sector, as well as general economic conditions; (ii) the ability and willingness of customers to invest in infrastructure projects; (iii) a decline in demand for the Company’s services or for the products and services of its customers; (iv) the fact that the Company’s revenues are derived primarily from contracts with durations of less than six months and the risk that customers will not renew or enter into new contracts; (v) the Company’s ability to successfully acquire other businesses, successfully integrate acquired businesses into its operations and manage the risks and potential liabilities associated with those acquisitions; (vi) the Company’s ability to compete successfully in the industries and markets it serves; (vii) the Company’s ability to properly manage and accurately estimate costs associated with specific customer projects, in particular for arrangements with fixed price terms; (viii) increases in the cost, or reductions in the supply, of the materials used in the Company’s business and for which we bear the risk of such increases; (ix) the inherently dangerous nature of the Company’s services and the risks of potential liability; (x) the seasonality of the Company’s business and the impact of weather conditions; (xi) the Company’s ability to remediate any material weaknesses; (xii) the impact of health, safety and environmental laws and regulations, and the costs associated with compliance with such laws and regulations; (xiii) the Company’s substantial level of indebtedness and the effect of restrictions on its operations set forth in the documents that govern such indebtedness, (xiv) the Company may fail to realize anticipated synergies or other benefits expected from the merger with NV5 in the timeframe expected or at all, (xv) a government shutdown, and (xvi) the ultimate timing, outcome, and results of integrating the operations of Acuren and NV5. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the SEC, including, but not limited to, the risk factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 which was filed with the SEC on March 12, 2026, and any amendments thereto, and in the Company’s quarterly reports on Form 10-Q, each as supplemented or amended from time to time. Forward-looking statements included in this press release speak only as of the date hereof and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Non-GAAP Financial Measures
This press release and our earnings conference call contain Adjusted Gross Profit, Adjusted Gross Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Organic Change in Revenue (On an NV5 Combined Basis), Combined Revenue Growth, Combined Revenue Growth (Constant Currency), Adjusted Selling, General and Administrative (“SG&A”) Expenses, and Adjusted Earnings Per Diluted Share (“Adjusted EPS”), which are non-U.S. GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

As used in this press release, Adjusted Gross Profit is defined as Gross Profit excluding depreciation expense included in cost of revenue for the periods presented. Adjusted Gross Margin is defined as Adjusted Gross Profit divided by revenue. EBITDA is defined as earnings before interest, taxes, depreciation and amortization for the periods presented and Adjusted EBITDA is defined as EBITDA excluding the impact of certain non-cash and other specifically identified items for the periods presented. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Organic Change in Revenue provides a consistent basis for year-over-year comparison as it excludes the impacts of material acquisitions, divestitures, and foreign currency translation. When presented on a combined basis, it also reflects the impact of the NV5 acquisition as if it had been owned for the full comparative periods. Adjusted SG&A is defined as SG&A Expense less depreciation and amortization and the impact of certain non-cash and other specifically identified items for the periods presented.

The presentation of Combined Revenue Growth and Combined Revenue Growth (Constant Currency) for the three and nine months ended September 30, 2026 are not in accordance with GAAP or Article 11 of Regulation S-X and consists of the mathematical addition of Legacy Acuren revenue and NV5 revenue for the three and nine months ended September 30, 2025. Combined revenue for the 2025 periods consists of reported Company revenue plus NV5 revenue for the portion of each period prior to the NV5 Acquisition on August 4, 2025. No other adjustments are made to the combined presentation.

However, we believe that for purposes of discussion and analysis, the combined financial information is useful for management and investors to assess our ongoing financial and operational performance and trends. Combined Revenue Growth (Constant Currency) is calculated as the difference between reported revenue and revenue at fixed currencies for the period.

The presentation of Adjusted EPS is not in accordance with GAAP. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) to eliminate amortization expense of intangible assets from acquisitions, non-cash stock compensation expense, acquisition and integration related expenses, business transformation costs, and other non-recurring charges, net of tax benefits. As we continue our acquisition strategy, the growth in Adjusted EPS may increase at a greater rate than GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS is provided at the end of this news release.

The Company uses these non-GAAP financial measures and additional financial information both in explaining its results to shareholders and the investment community and in its internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance using the same tools that management uses to evaluate the Company’s past performance, reportable business segments and prospects for future performance, (b) permit investors to compare the Company with its peers, (c) determines certain elements of management’s incentive compensation, and (d) provide consistent period-to-period comparisons of the results.

While the Company believes these non-GAAP measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies. A reconciliation of these non-GAAP financial measures is included later in this press release.

A reconciliation is not provided for 2026 Adjusted EBITDA guidance range as we are unable to predict the amounts to be adjusted, such as the GAAP tax provision and depreciation. Accordingly, we would not be able to make a detailed reconciliation of Adjusted EBITDA without unreasonable efforts due to our inability to predict the amount and timing of these future items.

Investor Relations Contacts

Andrew Shen
Vice President of Investor Relations
Email: IR@tics.com

Source: TIC Solutions, Inc.

TIC Solutions, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenue	$639,620	$473,888	$1,711,995	$1,022,028
Cost of revenue	413,291	321,161	1,120,207	751,531
Gross profit	226,329	152,727	591,788	270,497
Selling, general and administrative expenses	210,337	159,240	594,016	268,099
Income (loss) from operations	15,992	(6,513)	(2,228)	2,398
Interest expense, net	29,251	26,521	86,637	57,979
Other income, net	(998)	(2,585)	(2,020)	(4,481)
Loss before income tax benefit	(12,261)	(30,449)	(86,845)	(51,100)
Income tax benefit	(1,149)	(16,559)	(20,842)	(11,184)
Net loss	(11,112)	(13,890)	(66,003)	(39,916)
Undistributed loss allocated to Series A Preferred Stock	51	82	303	289
Net loss allocated to common stockholders	$(11,061)	$(13,808)	$(65,700)	$(39,627)

Basic and diluted loss per share:
Common stock, basic and diluted	$(0.05)	$(0.08)	$(0.30)	$(0.29)
Series A Preferred Stock, basic and diluted	$(0.05)	$(0.08)	$(0.30)	$(0.29)
Weighted-average shares outstanding:
Common stock, basic	216,010,350	167,229,501	216,821,553	136,894,905
Common stock, diluted	217,010,350	168,229,501	217,821,553	137,894,905
Series A Preferred Stock, basic and diluted	1,000,000	1,000,000	1,000,000	1,000,000

TIC Solutions, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$197,908	$439,536
Accounts receivable, net	471,348	366,293
Contract assets	212,592	154,439
Prepaid expenses and other current assets	65,268	60,768
Total current assets	947,116	1,021,036
Property and equipment, net	248,209	255,625
Operating lease right-of-use assets, net	56,866	60,209
Goodwill	1,756,474	1,649,595
Intangible assets, net	1,350,970	1,391,382
Deferred tax assets	1,396	1,438
Other assets	39,572	17,024
Total assets	$4,400,603	$4,396,309
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$82,575	$60,426
Accrued expenses and other current liabilities	224,225	151,626
Contract liabilities	63,082	47,846
Current portion of long-term debt	23,118	25,511
Current portion of lease obligations	31,933	33,584
Total current liabilities	424,933	318,993
Long-term debt, net of current portion	1,586,478	1,587,686
Non-current lease obligations	64,937	66,049
Deferred tax liabilities	197,963	222,955
Other non-current liabilities	17,885	20,710
Total liabilities	2,292,196	2,216,393
Total stockholders' equity	2,108,407	2,179,916
Total liabilities and stockholders' equity	$4,400,603	$4,396,309

TIC Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2026	September 30, 2025
Cash flows from operating activities:
Net loss	$(66,003)	$(39,916)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	180,832	109,241
Noncash lease expense	18,526	10,002
Share-based compensation expense	35,483	9,271
Amortization of deferred financing costs	5,617	3,185
Deferred taxes	(36,735)	(24,010)
Other	2,713	2,678
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(95,328)	26,289
Contract assets	(66,122)	(52,520)
Prepaid expenses and other current assets	(1,444)	1,450
Accounts payable	16,532	5,563
Accrued expenses and other current liabilities	61,341	5,489
Operating lease obligations	(18,237)	(7,563)
Contract liabilities	3,155	(2,736)
Other assets and liabilities	(3,694)	(1,093)
Net cash provided by operating activities	36,636	45,330

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(179,985)	(838,399)
Purchases of property and equipment	(39,531)	(21,187)
Proceeds from sale of property and equipment	3,115	3,141
Net cash used in investing activities	(216,401)	(856,445)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	875,000
Payments on long-term borrowings	(8,211)	(8,441)
Payments of debt issuance costs	—	(24,331)
Payments on finance lease obligations and other long-term debt	(24,380)	(8,361)
Payments related to tax withholdings for stock-based compensation	(2,965)	—
Payments related to repurchases of common stock	(22,659)	—
Net cash (used in) provided by financing activities	(58,215)	833,867

Effect of exchange rate changes on cash and cash equivalents	(3,648)	2,546
Net change in cash and cash equivalents	(241,628)	25,298

Beginning of period	439,536	139,134
End of period	$197,908	$164,432

TIC Solutions, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Gross Profit and Adjusted Gross Margin
(amounts in thousands)
(Unaudited)

	Three Months Ended September 30, 2026
	Inspection & Mitigation	Consulting & Engineering	Geospatial	Total
Revenue	$318,172	$223,178	$98,270	$639,620
Cost of revenue	239,359	117,337	56,595	413,291
Gross profit	$78,813	$105,841	$41,675	$226,329
Depreciation expense included in cost of revenue	14,238	—	2,420	16,658
Adjusted gross profit	$93,051	$105,841	$44,095	$242,987
Adjusted gross margin(1)	29.2%	47.4%	44.9%	38.0%

	Three Months Ended September 30, 2025
	Inspection & Mitigation	Consulting & Engineering	Geospatial	Total
Revenue	$293,187	$119,583	$61,118	$473,888
Cost of revenue	226,268	61,746	33,147	321,161
Gross profit	$66,919	$57,837	$27,971	$152,727
Depreciation expense included in cost of revenue	16,446	—	1,757	18,203
Adjusted gross profit	$83,365	$57,837	$29,728	$170,930
Adjusted gross margin(1)	28.4%	48.4%	48.6%	36.1%

	Combined Three Months Ended September 30, 2025
	Inspection & Mitigation	Consulting & Engineering(2)	Geospatial(2)	Total
Revenue	$293,187	$185,527	$89,934	$568,648
Cost of revenue	226,268	97,493	49,049	372,810
Gross profit	$66,919	$88,034	$40,885	$195,838
Depreciation expense included in cost of revenue	16,446	—	2,430	18,876
Adjusted gross profit	$83,365	$88,034	$43,315	$214,714
Adjusted gross margin(1)	28.4%	47.5%	48.2%	37.8%

(1)	Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by revenue for the applicable period.
(2)	The amounts presented for the combined three months ended September 30, 2025 for Consulting & Engineering and Geospatial are based on the Company’s reclassification of certain costs that NV5 historically presented within “Salaries and wages, payroll taxes, and benefits” which the Company classifies as “Cost of revenue.”

TIC Solutions, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Gross Profit and Adjusted Gross Margin
(amounts in thousands)
(Unaudited)

	Nine Months Ended September 30, 2026
	Inspection & Mitigation	Consulting & Engineering	Geospatial	Total
Revenue	$849,694	$617,189	$245,112	$1,711,995
Cost of revenue	662,872	324,569	132,766	1,120,207
Gross profit	$186,822	$292,620	$112,346	$591,788
Depreciation expense included in cost of revenue	47,635	—	7,057	54,692
Adjusted gross profit	$234,457	$292,620	$119,403	$646,480
Adjusted gross margin(1)	27.6%	47.4%	48.7%	37.8%

	Nine Months Ended September 30, 2025
	Inspection & Mitigation	Consulting & Engineering	Geospatial	Total
Revenue	$841,327	$119,583	$61,118	$1,022,028
Cost of revenue	656,638	61,746	33,147	751,531
Gross profit	$184,689	$57,837	$27,971	$270,497
Depreciation expense included in cost of revenue	48,028	—	1,757	49,785
Adjusted gross profit	$232,717	$57,837	$29,728	$320,282
Adjusted gross margin(1)	27.7%	48.4%	48.6%	31.3%

	Combined Nine Months Ended September 30, 2025
	Inspection & Mitigation	Consulting & Engineering (2)	Geospatial (2)	Total
Revenue	$841,327	$533,436	$228,054	$1,602,817
Cost of revenue	656,638	282,800	120,745	1,060,183
Gross profit	$184,689	$250,636	$107,309	$542,634
Depreciation expense included in cost of revenue	48,028	—	6,096	54,124
Adjusted gross profit	$232,717	$250,636	$113,405	$596,758
Adjusted gross margin(1)	27.7%	47.0%	49.7%	37.2%

(1)	Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by revenue for the applicable period.
(2)	The amounts presented for the combined nine months ended September 30, 2025 for Consulting & Engineering and Geospatial are based on the Company’s reclassification of certain costs that NV5 historically presented within “Salaries and wages, payroll taxes, and benefits” which the Company classifies as “Cost of revenue.”

TIC Solutions, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
(amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net loss	$(11,112)	$(13,890)	$(66,003)	$(39,916)
Income tax benefit	(1,149)	(16,559)	(20,842)	(11,184)
Interest expense, net	29,251	26,521	86,637	57,979
Depreciation and amortization expense	61,529	51,128	180,832	109,241
EBITDA	78,519	47,200	180,624	116,120
Adjustments:
Share-based compensation expense(1)	11,245	6,291	35,483	9,271
ASP Acuren Acquisition transaction related expenses(2)	—	—	—	467
Acquisition related transaction and integration expenses(3)	15,984	23,932	38,793	26,674
Business transformation costs(4)	802	1,462	4,350	6,082
Other non-recurring charges(5)	698	(1,571)	593	(908)
Adjusted EBITDA	$107,248	$77,314	$259,843	$157,706
Revenue	639,620	473,888	1,711,995	1,022,028
Adjusted EBITDA margin(6)	16.8%	16.3%	15.2%	15.4%

(1)	Adjustment to add back share-based compensation expense.
(2)	Adjustment to add back transaction related expenses for the Acuren Acquisition.
(3)
Adjustment to add back transaction and acquisition integration related costs and similar items for acquisitions not including the Acuren Acquisition. This includes costs related to the NV5 Acquisition.

(4)	Adjustment to reflect the elimination of non-recurring costs related to business transformation expenses.
(5)	Adjustment to add back other non-recurring charges.
(6)	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue for the applicable period.

TIC Solutions, Inc.
Non-GAAP Financial Measure
Organic Change in Revenue (On an NV5 Combined Basis)
(Unaudited)

	Three Months Ended September 30, 2026	Nine Months Ended September 30, 2026
Change in Revenue (As Reported)	35.0%	67.5%
Impact from NV5 Revenue(1)	22.5%	60.7%
Total Combined Revenue Growth	12.5%	6.8%
Foreign Currency Translation(2)	0.5%	(0.3)%
Total Combined Revenue Growth (Constant Currency)	13.0%	6.5%
Acquisitions(3)	(4.6)%	(2.2)%
Organic Change in Revenue (NV5 Combined)	8.4%	4.3%

(1)	Adjusted for NV5’s revenue prior to August 4, 2025 in the three and nine months ended September 30, 2025 for purposes of calculating combined organic revenue growth.
(2)	Represents the effect of foreign currency on reported revenue, calculated as the difference between reported revenue and revenue at fixed currencies for the period. Fixed currency amounts are based on translation into U.S. Dollars at fixed foreign currency exchange rates established by management.
(3)	Adjustment to exclude revenue from acquisitions, other than di minimis acquisitions, from their respective dates of acquisition until the first-year anniversary from date of acquisition. This adjustment also excludes material NV5 acquisitions from the combined comparable period.

TIC Solutions, Inc.
Reconciliation of Non-GAAP Financial Measure
Adjusted SG&A Expenses
(amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Selling, general and administrative expenses (“SG&A”)	$210,337	$159,240	$594,016	$268,099
Adjustments:
Depreciation and amortization	(44,871)	(32,925)	(126,140)	(59,457)
Share-based compensation expense(1)	(11,245)	(6,291)	(35,483)	(9,271)
Acuren Acquisition transaction related expenses(2)	—	—	—	(467)
Acquisition related transaction and integration expenses(3)	(15,984)	(25,111)	(36,729)	(27,877)
Business transformation costs(4)	(802)	(2,011)	(4,350)	(6,592)
Other non-recurring charges(5)	(1,056)	447	(2,515)	(723)
Adjusted SG&A expenses	$136,379	$93,349	$388,799	$163,712
Revenue	639,620	473,888	1,711,995	1,022,028
Adjusted SG&A expenses as a % of revenue	21.3%	19.7%	22.7%	16.0%

(1)	Adjustment to add back share-based compensation expense.
(2)	Adjustment to add back transaction related expenses for the Acuren Acquisition.
(3)
Adjustment to add back transaction and acquisition integration related costs and similar items for acquisitions not including the Acuren Acquisition. This includes costs related to the NV5 Acquisition.

(4)	Adjustment to reflect the elimination of non-recurring costs related to business transformation expenses.
(5)	Adjustment to add back other non-recurring charges.

TIC Solutions, Inc.
Reconciliation of Non-GAAP Financial Measure
Adjusted EPS
(amounts in thousands except share and per share data)
(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2026	September 30, 2026
Net loss (as reported)	$(11,112)	$(66,003)
Adjustments:
Amortization of intangible assets	40,306	114,445
Share-based compensation expense	11,245	35,483
Acquisition related transaction and integration expenses	15,984	38,793
Business transformation costs	802	4,350
Other non-recurring charges	698	593
Income tax provision adjustment(1)	(17,259)	(48,416)
Adjusted net income	$40,664	$79,245
Income allocated to Series A Preferred Stock	(187)	(365)
Adjusted net income allocated to common stockholders	$40,477	$78,880

Common stock, diluted (as reported)	217,010,350	217,821,553
Adjustments:
Dilutive impact of restricted stock awards(2)	2,646,664	3,049,327
Dilutive impact of restricted stock units(2)	1,569,952	1,121,208
Adjusted common stock, diluted	221,226,966	221,992,088

Adjusted EPS, diluted	$0.18	$0.36

(1)	Adjustment represents the income tax effect of the pre-tax adjustments using an estimated adjusted effective tax rate of 25.0%.
(2)	Adjustment reflects the addition of the dilutive impact of restricted stock awards and restricted stock units.